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                                 EXHIBIT 3(i)-1

                     AMPACE CORPORATION AMENDMENT TO BYLAWS

     1. Section 2.2 of the Bylaws of Ampace Corporation (the "Company") is hereby amended by deleting the text of said section in its entirety and inserting the following in lieu thereof:

     Special meetings of stockholders may be held at such time and place, within or without the state of Delaware, as shall be stated in a Notice of Meeting or in a duly executed waiver of notice thereof. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, if any, special meetings of the stockholders may be called only by the Chairman of the Board, the President or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors of the Corporation.

     2.      Section 3.4 of the Bylaws is amended by deleting the text of said section in its entirety and inserting the following in lieu thereof:

     Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-third's percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     3.      Section 2.8 of the Bylaws is amended by deleting the text of said section in its entirety and inserting the following in lieu thereof:

     Except as otherwise provided by the General Corporation Law of the State of Delaware ("GCL"), the Certificate of Incorporation of the Corporation or these Bylaws, when a quorum is present, the affirmative vote of a majority of shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders.

     4.      Article 2 of the Bylaws is amended by adding the following as a new
Section 2.15:

     2.15    Fundamental Transactions.

             (a) Stockholder Authorization of Fundamental Transaction Recommended by the Board. Whenever a Fundamental Transaction to be taken by the vote of the stockholders has been recommended by a vote of a majority of the directors then in office at a meeting at which a quorum is present, the proposed Fundamental Transaction shall be authorized upon receiving the affirmative vote of the holders


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             of a majority of the voting power of all of the then-outstanding shares of the Corporation entitled to vote upon such action, after taking into account the express terms of any series of Preferred Stock of the Corporation with respect to such vote.

             (b) Stockholder Authorization of Fundamental Transaction Not Recommended by the Board. Except as provided in Section 2.15(a) above, whenever a Fundamental Transaction is to be taken by vote of the stockholders, the proposed Fundamental Transaction shall be authorized only upon receiving the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and, in addition, the affirmative vote of the number or proportion of shares of any series of Preferred Stock of the Corporation, if any, as shall at the time be required by statute or the express terms of such series of Preferred Stock.

             (c)     Fundamental Transaction Defined.  For the purposes of this
             Section 2.15, the term "Fundamental Transaction" shall mean any of the following, if any such transaction requires the approval of the stockholders under the Certificate of Incorporation of the Corporation as then in effect or the GCL as then in effect with respect to the Corporation: the sale, lease, exchange or other disposition of all of substantially all of the assets of the Corporation; or the merger or consolidation of the Corporation (other than a merger or consolidation in which holders of outstanding voting securities of the Corporation will have the ownership of at least a majority of the voting power of the voting securities of the surviving corporation (which voting power is to be held in the same proportion as held by stockholders of the Corporation immediately prior to such merger or consolidation)); or the division, reorganization, dissolution, liquidation or winding up of the Corporation.

     5. Article 9 is amended by adding the following at the end of the second sentence of said Article:

     ; provided, however, that in the case of amendment by the stockholders, notwithstanding any other provision of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these Bylaws, the affirmative vote of at least sixty-six and two-third's percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal any provision of these Bylaws.

ADOPTED BY THE BOARD OF DIRECTORS ON OCTOBER 22, 1997.


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